Mail Stop 4561

      February 16, 2006


      VIA USMAIL and FAX (954) 603-0523

Mr. Robert Kohn
Chief Financial Officer
Global Realty Development Corp
11555 Heron Bay Boulevard, Suite 200
Coral Springs, Florida 33076

      Re:	Global Realty Development Corp
      Form 10-KSB for the year ended 12/31/2004
      Filed on 5/19/2005
      Form 10-QSB for the periods ended 3/31/2005, 6/30/2005, and 9/30/2005
      Filed on 5/23/2005, 8/19/2005, and 11/21/2005
      File No. 000-32467


Dear Mr. Robert Kohn:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



Jorge Bonilla
      Senior Staff Accountant






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